Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-69179 of BioTime, Inc. on Form S-3 of our report dated August 18, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations), appearing in Annual Report on Form 10-K of BioTime, Inc. for the year ended June 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


San Francisco, California
January 27, 1999